Exhibit 10.3

Dated February 13, 2023
(1) CELANESE CORPORATION
– and –
(2) JOHN FOTHERINGHAM
Without Prejudice
Subject to Contract

SETTLEMENT AGREEMENT

GIBSON DUNN

Gibson, Dunn & Crutcher LLP
Telephone House 2-4 Temple Avenue
London EC4Y 0HB

CONTENTS

Clause	Subject Matter	Page
1.	DEFINITIONS	1
2.	TERMINATION OF EMPLOYMENT AND OFFICES	3
3.	GARDEN LEAVE	3
4.	PAYMENTS AND BENEFITS	4
5.	CONDITION PRECEDENT	5
6.	WAIVER OF CLAIMS	5
7.	WARRANTIES	7
8.	COMPANY PROPERTY	8
9.	CONFIDENTIAL INFORMATION	8
10.	INDEPENDENT LEGAL ADVICE	9
11.	COMPLIANCE WITH LEGISLATION	9
12.	REPAYMENT PROVISIONS	9
13.	DISPARAGING STATEMENTS	10
14.	RESTRICTIVE COVENANTS	10
15.	FUTURE COOPERATION	13
16.	WITHOUT PREJUDICE STATUS	14
17.	THIRD PARTIES RIGHTS	14
18.	ENTIRE AGREEMENT	14
19.	SEVERABILITY	15
20.	COUNTERPARTS	15
21.	ELECTRONIC SIGNATURE	15
22.	GOVERNING LAW AND JURISDICTION	15
1.	DEFINITIONS	1
2.	TERMINATION OF EMPLOYMENT	2
4.	WARRANTIES	4
5.	INDEPENDENT LEGAL ADVICE	4
6.	COMPLIANCE WITH LEGISLATION	5
7.	WITHOUT PREJUDICE STATUS	5
8.	THIRD PARTIES RIGHTS	5
9.	ENTIRE AGREEMENT	5
10.	SEVERABILITY	6
11.	COUNTERPARTS	6
12.	ELECTRONIC SIGNATURE	6
13.	GOVERNING LAW AND JURISDICTION	6
i

SETTLEMENT AGREEMENT
THIS AGREEMENT is made on February 13, 2023
BETWEEN:
(1)    CELANESE CORPORATION, of 222 W. Las Colinas Blvd., Suite 900N, Irving, TX 75039 (the "Company"); and
(2)    JOHN FOTHERINGHAM, whose address is 5 Westminster Avenue, Chester, CH4 8JB ("You").
RECITALS
(A)    You have been employed by the Company under the terms of an letter dated 30 September 2020, incorporating the terms of employment for Staff of the Company (the "Employment Letter").
(B)    You have received independent legal advice from the Adviser a qualified lawyer as such term is defined in Section 203 of the Employment Rights Act 1996 as to the terms and effect of this Agreement and are aware that You have those potential claims against the Company which are listed and have been raised in clause 6.
THE PARTIES AGREE AS FOLLOWS:
1.    DEFINITIONS
1.1    In this Agreement the following terms shall have the meanings set out below:
"Adviser" means Kate Venables of Brabners LLP.
"Confidential Information" means any and all confidential information, whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory, that shall include but not be limited to: (a) corporate and business strategies and plans; (b) details of actual or prospective clients or customers (together with their requirements or potential requirements and contact details); (c) details of actual or prospective employees and consultants and their remuneration arrangements, other than your own; (d) details and terms of any investment, partnership, joint venture or other form of commercial co-operation or agreement; (e) internal operating systems, trade arrangements, terms of business and price lists not generally known to the public, including sales information, pricing policies, credit policies and procedures, profit margins, discounts, rebates, marketing information or strategies; (f) financial information including budgets, management accounts, financial models, spreadsheets, costings, sales forecasts, projections, estimates, or results, information relating to internal funding requirements or allocation of resources; (g) confidential aspects of computer technology including systems, confidential algorithms, information relating to proprietary computer hardware or software (including updates and source and object codes) which are not generally known to the public; (h) disputes (whether existing, pending, potential or threatened), settlement terms and legally privileged materials; (i) personal or special categories of personal data; (j) trade secrets, confidential techniques, technology, know-how, systems and processes used for the production or development of products and services, including manufacturing processes, formulations, formulae, recipes, raw materials and technical data and including information that is a trade secret as defined in Regulation 2 of the Trade Secrets (Enforcement, etc.) Regulations 2018, as amended; (k) research and development activities (including designs, applications, drawings or specifications of products and services contemplated or in the course of development, details of product or market testing), inventions, discoveries or improvements (whether patentable or not) and patent applications in the course of preparation; (l) details, designs, applications, drawings or specifications of products or services which are not generally known to the public; and (m) anything marked as confidential (or similar), which You are told is confidential, which You should realise is confidential, which is subject to an obligation of confidence owed to a third party, or which You should reasonably treat as being confidential.
"Connected Person" means any officer, employee, consultant, customer, client, supplier, business partner, shareholder or investor of the Company or any Group Company.
"Group Company" and "Group Companies" means the Company and any group undertaking (as defined in Section 1161(5) of the Companies Act 2006 and supplemented by Section 1162 of the Companies Act 2006) or any associated body corporate (as defined in Section 256 of the Companies Act 2006) for the time being of the Company and any of the Company's subsidiary undertakings (as defined in Section 1162 of the Companies Act 2006 which, for the avoidance of doubt shall include Celanese Services UK Limited.
"Leaving Date" means 1 September 2023, or an earlier date if agreed between the parties in advance and in writing.
"Post-Employment Notice Pay" has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 ("ITEPA").
"Post-Employment Notice Period" has the meaning given in section 402E(5) of ITEPA.
1.2    The headings in this Agreement are inserted for convenience only and shall not affect its construction.
1.3    A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4    Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.5    The schedules to this Agreement form part of (and are incorporated into) this Agreement.
2.    TERMINATION OF EMPLOYMENT AND OFFICES
2.1    You accept and confirm the termination of your employment with Celanese Services UK Limited and any Group Companies with effect from the Leaving Date and notice is hereby given to terminate your employment with Celanese Services UK Limited. You hereby agree and undertake, as a term of this Agreement, that you will continue to comply with your obligations under the Employment Letter and the various Long-Term Incentive Award Claw-Back Agreements between you and the Company entered into prior to the date of this Agreement which, obligations you agree, shall neither be superseded, terminated nor replaced by this Agreement save where expressly stated.

2.2    You shall be entitled to receive your salary and contractual benefits up to and including the Leaving Date in the normal way but, save as set out expressly herein, You shall not be entitled to receive any payments in respect of bonus or commissions.
2.3    As at the Leaving Date, You will have completed the period of notice to which You are entitled under the Employment Letter. The parties accordingly agree that your Post-Employment Notice Period and Post-Employment Notice Pay are nil. It is expressly recorded that You have the right to seek the agreement of the Company to an earlier Leaving Date (such agreement to be sought in advance and agreed in writing). If an earlier Leaving Date is agreed, You agree to waive any outstanding entitlement to notice or payment in lieu of unexpired notice pursuant to the Employment Letter.
2.4    You shall resign from any and all directorships or offices which You hold with any Group Companies or otherwise in connection with your employment with effect from 1 March 2023 and shall execute such documents and do such further things (at the cost of the Company) as may in the opinion of the Company be necessary in order to give full effect to this clause 2.4.
2.5    All of the sums referred to in this clause 2 will be subject to the normal PAYE deductions.
3.    GARDEN LEAVE
3.1    You shall, with effect from the date of this Agreement and until the Leaving Date, cease to carry out any duties for or attend any office of the Company and each Group Company. During such time You shall:
(a)    remain an employee of Celanese Services UK Limited and be bound by the terms of the Employment Letter;
(b)    may not be employed or engaged or otherwise interested in any business or company other than a Group Company;
(c)    not have any contact or communication with any client or customer employee, officer, director, agent or consultant of the Company or any Group Company except Lori J. Ryerkerk, Vanessa Dupuis and Lynne Puckett; and
(d)    take any period of accrued but unused holiday entitlement.
3.2    From the date this Agreement is executed by You and until the end of the 90th day following the Leaving Date (the "Covered Period"), you shall fully comply with all Company policies and procedures, including the Company's Insider Trading Policy and during the Covered Period you shall obtain clearance from the Company's General Counsel or the General Counsel's designee prior to acquiring or disposing of any sales of Company stock. Further, (i) you will be prohibited from selling any shares of Company Stock from the date this Agreement is executed by You until the end of the 90th day following the date of resignation set forth in clause 2.4, and (ii) in accordance with the Company's Insider Trading Policy you will be prohibited from buying or selling any Company securities from 17 March 2023 through the end of the second full trading day following the Company's widespread, public release of first quarter earnings. You warrant that you have not purchased nor sold any shares of

Company stock during the six months preceding the date this Agreement is executed by You.
4.    PAYMENTS AND BENEFITS
4.1    By way of compensation for the termination of your employment and without admission of liability (and provided You have previously returned to the Company a copy of this Agreement signed by You and the letter in schedule 1 signed by the Adviser and further provided You satisfy your obligations under this Agreement including, without limitation, entering into the Further Settlement Agreement as defined below), the Company shall:
(a)    pay to you an annual incentive in respect of the 2022 calendar year based the final Company performance modifier certified by the Compensation and Management Development Committee of the Board of Directors of the Company for 2022 as publicly disclosed in the Company's Proxy Statement for its 2023 Annual Meeting of Shareholders and an individual modifier of 1.0 against eligible 2022 earnings. Such 2022 annual incentive will be paid, less such deductions as are required by law, as soon as practicable following the later of (a) your execution and delivery of this Agreement and (b) the date 2022 annual incentives are paid to other Company executives. For the avoidance of doubt, you shall not be eligible to receive any 2023 annual incentive award,
(b)    treat your termination of employment as a termination "without Cause" solely for purposes of your outstanding equity awards under the Celanese Corporation 2018 Global Incentive Plan, such that each outstanding equity award shall vest on a pro-rata basis based on the number of complete and partial calendar months from the grant date of the award through 1 March 2023 over the number of complete and partial months in the applicable vesting period, and otherwise in accordance with the terms of the applicable award agreement. Outstanding equity awards that are subject to performance-based vesting conditions shall remain subject to attainment of applicable performance goals and shall be settled, to the extent earned, after completion of the applicable performance period. For the avoidance of doubt, it is acknowledged and agreed that: (i) your outstanding equity awards shall be settled at the same time as such equity awards are settled for other executive officers of the Company; (ii) performance goals applicable to your performance-based vesting conditions shall be assessed consistent with those applicable to other executive officers of the Company; and (iii) you shall not be eligible to receive any long-term incentive awards in 2023; and
(c)    contribute up to £5,000 (including any disbursements but excluding VAT) towards the legal fees You incur in reaching this Agreement. This payment shall be made directly to the legal advisers following receipt of appropriate invoices addressed to You in accordance with section 413A of the Income Tax (Earnings and Pensions) Act 2003.
5.    CONDITION PRECEDENT
The payment and benefits referred to in clause 4 above (the "Settlement") shall be subject to clauses 6 and 7 below.

6.    WAIVER OF CLAIMS
6.1    You agree that You have carefully considered facts and circumstances relating to your employment and its termination and accept the Settlement and other terms of this Agreement in full and final settlement of:
(a)    the following particular claims against the Company or any Group Company or any Connected Person (each of which is hereby intimated and waived):
(i)    for breach of contract or wrongful dismissal;
(ii)    for unfair dismissal, under section 111 of the Employment Rights Act 1996;
(iii)    for unfair dismissal under section 103A of the Employment Rights Act 1996;
(iv)    in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
(v)    for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
(vi)    in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
(vii)    in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998; and
(viii)    in relation to personal injury of which You are aware or ought reasonably to be aware at the date of this Agreement,
(b)    the following additional claims against the Company or any Group Company or any Connected Person (each of which is hereby intimated and waived):
(i)    for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;
(ii)    in relation to parental rights and flexible working, under sections 80 and 80H of the Employment Rights Act 1996;
(iii)    in relation to time off work, under sections 51, 54, 57, 57B, 60, 63 and 63C of the Employment Rights Act 1996;
(iv)    for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;
(v)    for direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status under section 120 of the Equality Act 2010;

(vi)     for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;
(vii)    for direct or indirect discrimination, harassment or victimisation related to disability, perceived disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;
(viii)    for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;
(ix)    for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;
(x)    for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;
(xi)    for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
(xii)    for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
(xiii)    in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;
(xiv)    in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;
(xv)    for harassment under the Protection from Harassment Act 1997;
(xvi)    for failure to comply with obligations under the Human Rights Act 1998;
(xvii)    for failure to comply with obligations under the Data Protection Act 2018 and the UK GDPR (as defined in section 3(10) as supplemented by section 205(4) of the Data Protection Act 2018);
(xviii)    arising as a consequence of the United Kingdom's former membership of the European Union,
(c)    any other rights of action whatsoever and howsoever arising (whether under common law, statute, European Union law or otherwise) whether in the United Kingdom or any other country or jurisdiction and whether contemplated or not which You have or may have against the Company or any Group Company or any Connected Person

arising out of your employment or its termination or any past or present directorship or office or its or their termination and You irrevocably waive any such claims or rights of action which You now have or may become aware of hereafter.
6.2    You shall on the Leaving Date execute a further agreement in the form appearing at Schedule 2 to this Agreement ("Further Settlement Agreement").
6.3    Save for nothing in this Agreement shall preclude You from pursuing:
6.3.1 any claims by You to enforce this Agreement;
6.3.2 any claims in respect of personal injury (other than claims under discrimination legislation) of which You are not aware and could not reasonably expected to be aware at the date of this Agreement ; and
6.3.3 any claims in relation to accrued pension entitlements.
7.    WARRANTIES
7.1    You warrant that:
7.1.1    You have no claims against the Company, any Group Company or any Connected Person arising out of your employment or its termination or any past or present directorship or office or its or their termination other than those raised in clause 6.1(a), (b) and (c);
7.1.2    You are not guilty of any act or omission which would entitle the Company to summarily dismiss You without notice or compensation; and
7.1.3    As at the date You execute this Agreement, You have not received (either orally or in writing) nor agreed to accept (either orally or in writing) any offer, whether conditional or unconditional:
(a)    of a contract of service or for services;
(b)    to hold any office; or
(c)    of any form of deferred remuneration
to take effect at any time after the Leaving Date.
7.2    You acknowledge that the Company has relied on the warranties set out in this Agreement in entering into this Agreement and that the Company shall be released from any obligation to make any payment or provide any benefit to You hereunder in the event that the information so warranted proves inaccurate.
8.    COMPANY PROPERTY
8.1    You warrant that at the reasonable expense of the Company, (i) You will by no later than 1 March 2023 return to the Company all documents (including copies), software, credit or charge cards and any other property belonging to any of the Group Companies ("Group Company Property"); (ii) You have not downloaded any information or software belonging to the Company or any Group Company; (iii) You have disclosed to the Company any passwords or computer access codes relevant to the business of the Company or any Group Company; and (iv) all correspondence or e-mails belonging to the Company and held on your personal computer have been transferred to compact disc or similar media and returned to the Company and that any copies held on the personal computer are permanently deleted.
8.2    At the reasonable expense of the Company, You undertake to return to the Company forthwith any Group Company Property which may come into your possession or control in the future.
9.    CONFIDENTIAL INFORMATION
9.1    Without prejudice to your common law and contractual obligations, and subject always to clause 9.2 below, You hereby undertake that You will not at any time use or disclose to any person, company, firm, individual or organisation (except with the agreement of the Company or as required by law) any trade secret or Confidential Information belonging or relating to the Company or any Group Company or any Connected Person which You obtained during and in connection with your employment with any such companies.
9.2    The parties both acknowledge and understand that the purpose of this Agreement is not to prevent, discourage or improperly influence the reporting of matters that are properly disclosable to the courts, to other law enforcement bodies, or under regulatory law or under the Public Interest Disclosure Act 1998 and nothing in this Agreement will restrict your right to disclose information on the terms of the settlement if required:
9.2.1    by any order of any court of competent jurisdiction or any regulatory, judicial, governmental or similar body or taxation authority of competent jurisdiction;
9.2.2    by any law or reporting requirement;
9.2.3    where reasonably necessary in order to instruct legal, medical, financial, tax or professional advisers provided that You procure that any such adviser agrees to keep the information confidential;
9.2.4    in order to disclose any matter that may reasonably be considered to be a criminal or professional or regulatory offence in the laws or regulations of any country, or to assist in the investigation of any such offence;
9.2.5    in order to make a protected disclosure pursuant to the Public Interest Disclosure Act 1998 (as amended);
9.2.6    to a spouse, civil partner, partner or immediate family provided that they agree to keep the information confidential; or
9.2.7    where reasonably necessary to a recruitment consultant or prospective employer to the extent necessary to discuss your employment history provided that you do not disclose any Confidential Information belonging or relating to the Company or any Group Company or any Connected Person in so doing.

10.    INDEPENDENT LEGAL ADVICE
10.1    You warrant that:
10.1.1    You have received independent legal advice from the Adviser who is a qualified lawyer acting in their professional capacity and who holds a current practising certificate, as to the terms and effect of this Agreement and, in particular, its effect on your ability to pursue your rights before an Employment Tribunal or court of competent jurisdiction in England and Wales;
10.1.2    that there was in force, when that lawyer gave the advice referred to in this paragraph, a policy of insurance covering claims in respect of any loss which may arise in consequence of the advice, as required by section 203 of the Employment Rights Act 1996 and section 147 of the Equality Act 2010, and also that, that lawyer is an independent adviser for the purposes of section 147 of the Equality Act 2010; and
10.1.3    You shall provide the Company with a letter in the form set out in schedule 1 signed by the Adviser.
11.    COMPLIANCE WITH LEGISLATION
The conditions regulating compromise contracts, compromise agreements and settlement agreements (as applicable) under section 147(3) of the Equality Act 2010, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 14 of the Employment Relations Act 1999, regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 and section 58 of the Pensions Act 2008 are satisfied.
12.    REPAYMENT PROVISIONS
If You:
(a)    breach any material term of this Agreement; or
(b)    raise any grievance in writing with the Company or any Group Company within four months of the Leaving Date;
(c)    lodge a subject access request under Article 15 of the General Data Protection Regulation ((EU) 2016/679) with any Group Company as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 with any Group Company; or
(d)    commence proceedings against the Company or any Group Company in breach of this Agreement then, without prejudice to the rights of the Company or any Group Company to enforce the terms of this Agreement, You will pay to the Company on demand by way of liquidated damages an amount equivalent to: (i) in the case of (a) above, the damages suffered by the Company as a result of the breach; or (ii) in the case of (b) or (c) above, a sum equivalent to the net amount of your 2022 bonus; or (iii), in the case of (d) above, the value of any damages, account of profits or other compensation sought by You, or the amount which could be awarded in such proceedings, and in both cases the Company's costs in connection with such breach or proceedings subject, however to a maximum of the amount of any payments made under this Agreement and any such payment shall be recoverable as a debt.
13.    DISPARAGING STATEMENTS
Subject always to clause 9.2 above, You warrant that you will not hold yourself out as representing the Company or make to any third party any misleading, untrue or derogatory statements (whether orally or in writing) about the Company, any Group Company or any Connected Person. The Company shall neither instruct nor authorize its officers, employees or workers to make adverse or derogatory comment about You or do anything that shall, or may, bring You into disrepute.
14.    RESTRICTIVE COVENANTS
14.1    You acknowledge that because of the nature of your duties and the particular responsibilities arising as a result of such duties owed to the Company and any Group Companies, You have acquired knowledge of trade secrets and Confidential Information concerning the Company, the Group Companies and certain Connected Persons and are therefore in a position to harm their legitimate business interests if You were to make use of such trade secrets or confidential business information for your own purposes or the purposes of another. Accordingly, having regard to the above and in consideration of the sum of £1,000 which shall be paid to You within 14 days of the date hereof, and having taken independent legal advice, You accept that the restrictions in this clause 14 are reasonable.
14.2    In this clause, the following terms have the following meanings:
14.2.1    "Customer" means any person who or that was a customer of or in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products and/or Relevant Services, in each case at any time during the 24 months prior to the Leaving Date, and:
(a)    with whom or which You were materially concerned or had material contact or dealings (in each case at any time during the 24 months prior to the Leaving Date); or
(b)    in relation to whom or which You were, at the Leaving Date, in possession of Confidential Information;
14.2.2    "Investment" means a holding of shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised investment exchange and which holding shall not exceed one per cent. of the issued share capital of the company concerned and which is held by way of bona fide investment only;
14.2.3    "Key Person" means any person with whom You worked closely or who directly reported to You, in each case at any time during the period of 24 months prior to the Leaving Date, and who:

(a)    was an employee, worker, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company in a senior, managerial, technical, professional, sales, distribution, marketing or product development position; or
(b)    was or was likely to be able to influence the Customer or Supplier relationships or trade connections of the Company or any Relevant Group Company; or
(c)    at the Leaving Date was in possession of Confidential Information relating to the Company or any Relevant Group Company;
14.2.4    "Prospective Customer" means any person with whom or which the Company or any Relevant Group Company has been in negotiations for the supply of Relevant Products and/or Relevant Services or that the Company or any Relevant Group Company has actively solicited for the supply of Relevant Products and/or Relevant Services, in each case at any time during the 24 months prior to the Leaving Date and where such activities have involved more than nominal expense or time commitment; and:
(i)    with whom or which You were materially concerned or had personal contact, in each case at any time during the 24 months prior to the Leaving Date; or
(ii)    in relation to whom or which You were, at the Leaving Date, in possession of Confidential Information;
14.2.5    "Relevant Group Company" means any Group Company (and, if applicable, its predecessors in business):
(a)    for which You performed services or in which You held office, in each case at any time during the 24 months prior to the Leaving Date; or
(b)    in relation to which You were, at the Leaving Date, in possession of Confidential Information;
14.2.6    "Relevant Services" and "Relevant Products" means those services and products (as the context requires) which are directly or indirectly competitive with those:
(a)    acetyl chain products supplied or developed by the Company or any Relevant Group Company that is within the Company's manufacturing portfolio as at 1 March 2023; and
(b)    with the supply or development of directly or indirectly competing acetyl chain products within the Company's manufacturing portfolio as at 1 March 2023 which You were materially concerned at any time during the 24 months prior to the Leaving Date;
14.2.7    "Relevant Territory" means any area or territory:
(a)    in which You worked during the 24 months prior to the Leaving Date under the terms of this agreement; and/or

(b)    in relation to which You were responsible for, or involved in, the supply of Relevant Products and/or Services in the 24 months prior to the Leaving Date; and
14.2.8    "Supplier" means any person or business which at any time during the 24 months prior to the Leaving Date has supplied products or services to the Company or any Relevant Group Company in relation to Relevant Services or Relevant Products which are not readily available to the Company or any Relevant Group Company from another source or in relation to which the Company or any Relevant Group Company has exclusive, special or favourable terms which the Company or any Relevant Group Company could not easily obtain from another supplier and in each case:
(a)    with whom You had material contact or dealings, in each case during the 24 months prior to the Leaving Date and in the course of your employment; or
(b)    in relation to which You were, at the Leaving Date, in possession of Confidential Information.
14.3    You covenant to the Company (for itself and as trustee for each Relevant Group Company) that You shall not at any time prior to 1 March 2024 directly or indirectly, either alone or jointly with or on behalf of any third party and whether on your own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:
14.3.1    in the Relevant Territory and in competition with the Company or any Relevant Group Company, engage, assist or be interested in the provision or development of, or any plans to provide or develop, Relevant Services and/or Relevant Products on behalf of any undertaking which is not a Group Company;
14.3.2    in competition with the Company or any Relevant Group Company, solicit or interfere with or endeavour to entice away from the Company or any Relevant Group Company any Customer or Prospective Customer in relation to the supply of Relevant Services and/or Relevant Products;
14.3.3    in the Relevant Territory and in competition with the Company or any Relevant Group Company, be concerned with the supply of Relevant Services and/or Relevant Products to any Customer or Prospective Customer;
14.3.4    in competition with the Company or any Relevant Group Company, solicit or interfere with or endeavour to entice away from the Company or any Relevant Group Company any Supplier;
14.3.5    solicit or attempt to solicit the employment, engagement or appointment of; or entice away or attempt to entice away from the Company or any Relevant Group Company any person who at the time of the conduct prohibited in this clause 14.3.5 had been a Key Person (whether or not such person would breach their contract of employment, engagement or appointment by reason of leaving the service of the business in which they work);

14.3.6    employ, engage or appoint or offer to employ, engage or appoint any person who immediately prior to the date of such offer of employment, engagement or appointment had been a Key Person (whether or not such person would breach their contract of employment, engagement or appointment by reason of leaving the service of the business in which they work); and
14.3.7    at any time following the Leaving Date represent yourself as being in any way connected with or interested in the business of the Company or any Relevant Group Company other than as a former employee.
14.4    Each of the obligations in this clause is an entire, separate and independent restriction on You, despite the fact that it may be contained in the same phrase and if any part is found to be invalid or unenforceable, the remainder will remain valid and enforceable.
14.5    You acknowledge that each and every restriction contained within this clause is intended by the parties to apply after the Leaving Date whether the termination is lawful or otherwise. The restrictions which are acknowledged to be ancillary in nature will apply even where the termination results from a breach of a provision within this agreement.
14.6    While the restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any of them should be judged to be void or ineffective for any reason, but would be treated as valid and effective if part of the wording (including part of any defined term) was deleted, they shall apply with such modifications as necessary to make them valid and effective and each defined term shall be deemed to be repeated each time it is used.
14.7    The provisions of this clause will not prevent You from holding an Investment.
15.    FUTURE COOPERATION
You acknowledge that You possess Confidential Information and agrees that You shall reasonably cooperate with the Company in order to effectuate a smooth and orderly transition of your knowledge, expertise and experience, including, without limitation, responding to the Company's requests for information, identifying outstanding matters and the status thereof, and identifying and explaining the location of files and materials (including computer files) You maintained during your employment with the Company. Subject always to clause 9.2 above, You agree to cooperate with and make yourself readily available to the Company or its professional advisers, as the Company may request, to assist in any matter, including but not limited to giving truthful testimony in any litigation or potential litigation, over which You may have knowledge, information or expertise and without requiring payment or compensation save for reimbursement of out of pocket expenses and to notify of any contact by any party or an advisor (or their insurer) to any party involved in any such dispute or litigation. You agree that You will not counsel or assist any legal representatives, other advisors or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company or any Group Company or any Connected Person, unless under a subpoena or other court order to do so, and then only to the extent required by law. You further agree as soon as is reasonably practicable and in any event within three working days of receipt to (a) notify the Company upon receipt of any court order, subpoena or legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement; and (b) furnish a copy of such subpoena or legal discovery device to the Company.
16.    WITHOUT PREJUDICE STATUS
Once executed by both parties this Agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked "without prejudice" and "subject to contract".
17.    THIRD PARTIES RIGHTS
The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to the Company or any Group Company or any Connected Person. No person other than the parties to this Agreement and any Group Company or Connected Person shall have any rights under it and it will not be enforceable by any person other than those parties.
18.    ENTIRE AGREEMENT
18.1    The terms of this Agreement constitute the entire agreement between the parties in respect of the termination of your employment and supersede any previous agreement between them linked to the termination of your employment. The parties acknowledge that they are not entering into this Agreement in reliance upon any representation, warranty or undertaking which is not contained or referred to in this Agreement. The terms of this Agreement do not replace or supersede any provision of your contract of employment that remains in force after the Leaving Date, except where otherwise stated in this Agreement.
18.2    No variation of this Agreement shall be binding on either party unless and to the extent that the same is recorded in a written document executed by the parties. No waiver by the Company or any Group Company of any term, provision or condition of this Agreement or of any breach by You of any such term, provision or condition shall be effective unless it is in writing (excluding e-mail) and signed by the Company. No failure to exercise nor any delay in exercising any right or remedy hereunder by the Company or any Group Company shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy by the Company or any Group Company prevent any further or other exercise thereof or the exercise of any other right or remedy.
19.    SEVERABILITY
If any provision or part of a provision of this Agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this Agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.
20.     COUNTERPARTS
This Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties.

Delivery of an executed counterpart or a signature page by facsimile or scanned via email shall take effect as delivery of an executed counterpart of this Agreement following which the relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.
21.    ELECTRONIC SIGNATURE
This Agreement may be executed by electronic signature (whatever form the electronic signature takes as agreed between the parties) and the parties agree that this method of signature is as conclusive of their intention to be bound by this Agreement as if signed by each party's manuscript signature.
22.    GOVERNING LAW AND JURISDICTION
22.1    This Agreement shall be governed by and construed in accordance with the law of England and Wales.
22.2    Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.
1.1    IN WITNESS whereof this Agreement has been executed as a deed and delivered on the date first above written.

Signed and Delivered as a deed by	)
JOHN FOTHERINGHAM	)
in the presence of:	)	/s/ John Fotheringham

Witness Signature:	/s/ Joanna McGarrigle

Witness name:	Joanna McGarrigle

Witness address:	43 Highfield Close, Amersham, Buckinghamshire, HP6 6HQ

Witness occupation:	Occupational Therapy Assistant

Signed and Delivered by	)
Lynne Puckett for and	)
on behalf of CELANESE CORPORATION	)
in the presence of:	)	/s/ Lynne Puckett

Witness Signature:	/s/ Alex Bednar

Witness name:	Alex Bednar

Witness address:	701 Millstone Lane, Nashville, TN 3705

Witness occupation:	Contracts Coordinator & Notary Public

SCHEDULE 1
Letter from Adviser
[To be typed on the headed notepaper of [the law firm acting for the Executive]]
______ 202_
Dear Sirs
Re: [insert name of employer] (the "Company") and [insert name of employee] (the "Executive")
We refer to the agreement between the Company and the Executive, our client, dated ______ 202_, a copy of which is attached (the "Settlement Agreement") and confirm that:
1.    [name of adviser] has given the Executive independent [legal] advice as to the terms and effect of the Settlement Agreement and, in particular, (i) its effect on their ability to pursue their rights before an employment tribunal or court;
2.    [name of adviser] is [a solicitor of the Senior Courts of England and Wales and holds (and held at the time the advice was given) a current practising certificate issued by The Solicitors Regulation Authority];
3.    [firm] holds, and held at the time the advice was given, a current policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice; and
4.    neither [firm] nor [name of adviser] acted for the Company or any Group Company in relation to the termination of the Executive's employment with the Company or the Settlement Agreement and we consider [name of adviser] to be an independent adviser for the purposes of section 147 of the Equality Act 2010.
Yours faithfully

[Name of adviser]
for and on behalf of
[firm]

SCHEDULE 2
Dated              2023
(1) CELANESE CORPORATION
– and –
(2) JOHN FOTHERINGHAM
Without Prejudice
Subject to Contract

FURTHER SETTLEMENT AGREEMENT

GIBSON DUNN

Gibson, Dunn & Crutcher LLP
Telephone House 2-4 Temple Avenue
London EC4Y 0HB

FURTHER SETTLEMENT AGREEMENT
THIS FURTHER SETTLEMENT AGREEMENT is made on 2023
BETWEEN:
(1)    CELANESE CORPORATION, of 222 W. Las Colinas Blvd., Suite 900N, Irving, TX 75039 (the "Company"); and
(2)    JOHN FOTHERINGHAM, whose address is 5 Westminster Avenue, Chester, CH4 8JB ("You").
RECITALS
(A)    You and the Company entered into a settlement agreement dated __ February 2023 (the "Original Settlement Agreement").
(B)    The parties are entering into this Further Settlement Agreement in accordance with the provisions of clause 6.2 of the Original Settlement Agreement.
(C)    You have received independent legal advice from the Adviser a qualified lawyer as such term is defined in Section 203 of the Employment Rights Act 1996 as to the terms and effect of this Further Settlement Agreement and are aware that You have those potential claims against the Company which are listed and have been raised in clause 3.
THE PARTIES AGREE AS FOLLOWS:
1.    DEFINITIONS
1.1    In this Further Settlement Agreement capitalised terms shall have the meanings given to them in the Original Settlement Agreement unless otherwise defined herein:
"Adviser" means Kate Venables of Brabners LLP.
"Leaving Date" means [INSERT 1 SEPTEMBER 2023 OR SUCH EARLIER DATE AS APPLICABLE].
1.2    The headings in this Further Settlement Agreement are inserted for convenience only and shall not affect its construction.
1.3    A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4    Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.5    The schedules to this Further Settlement Agreement form part of (and are incorporated into) this Further Settlement Agreement.

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2.    TERMINATION OF EMPLOYMENT
2.1    You accept and confirm the termination of your employment with Celanese Services UK Limited and any Group Companies with effect from the Leaving Date in accordance with the terms of the Original Settlement Agreement.
3.    WAIVER OF CLAIMS
3.1    You agree that You have carefully considered facts and circumstances relating to your employment and its termination and agree to accept the sum of £100 and other terms of this Further Settlement Agreement in full and final settlement of:
(a)    the following particular claims against the Company or any Group Company or any Connected Person (each of which is hereby intimated and waived):
(i)    for breach of contract or wrongful dismissal;
(ii)    for unfair dismissal, under section 111 of the Employment Rights Act 1996;
(iii)    for unfair dismissal under section 103A of the Employment Rights Act 1996;
(iv)    in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
(v)    for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
(vi)    in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
(vii)    in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998; and
(viii)    in relation to personal injury of which You are aware or ought reasonably to be aware at the date of this Further Settlement Agreement,
(b)    the following additional claims against the Company or any Group Company or any Connected Person (each of which is hereby intimated and waived):
(i)    for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;
(ii)    in relation to parental rights and flexible working, under sections 80 and 80H of the Employment Rights Act 1996;
(iii)    in relation to time off work, under sections 51, 54, 57, 57B, 60, 63 and 63C of the Employment Rights Act 1996;
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(iv)    for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;
(v)    for direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status under section 120 of the Equality Act 2010;
(vi)    for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;
(vii)    for direct or indirect discrimination, harassment or victimisation related to disability, perceived disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;
(viii)    for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;
(ix)    for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;
(x)    for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;
(xi)    for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
(xii)    for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
(xiii) in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;
(xiv)    in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;
(xv)    for harassment under the Protection from Harassment Act 1997;
(xvi)    for failure to comply with obligations under the Human Rights Act 1998;
(xvii)    for failure to comply with obligations under the Data Protection Act 2018 and the UK GDPR (as defined in section 3(10) as supplemented by section 205(4) of the Data Protection Act 2018);
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(xviii)    arising as a consequence of the United Kingdom's former membership of the European Union,
(c)    any other rights of action whatsoever and howsoever arising (whether under common law, statute, European Union law or otherwise) whether in the United Kingdom or any other country or jurisdiction and whether contemplated or not which You have or may have against the Company or any Group Company or any Connected Person arising out of your employment or its termination or any past or present directorship or office or its or their termination and You irrevocably waive any such claims or rights of action which You now have or may become aware of hereafter.
3.2    Save for nothing in this Further Settlement Agreement shall preclude You from pursuing:
3.2.1 any claims by You to enforce the Original Settlement Agreement or this Further Settlement Agreement;
3.2.2 any claims in respect of personal injury (other than claims under discrimination legislation) of which You are not aware and could not reasonably expected to be aware at the date of this Further Settlement Agreement ; and
3.2.3 any claims in relation to accrued pension entitlements.
4.    WARRANTIES
4.1    You warrant that:
4.1.1    You have no claims against the Company, any Group Company or any Connected Person arising out of your employment or its termination or any past or present directorship or office or its or their termination other than those raised in clause 3.1(a), (b) and (c); and
4.1.2    You are not guilty of any act or omission which would entitle the Company to summarily dismiss You without notice or compensation.
5.    INDEPENDENT LEGAL ADVICE
5.1    You warrant that:
5.1.1    You have received independent legal advice from the Adviser who is a qualified lawyer acting in their professional capacity and who holds a current practising certificate, as to the terms and effect of this Further Settlement Agreement and, in particular, its effect on your ability to pursue your rights before an Employment Tribunal or court of competent jurisdiction in England and Wales;
5.1.2    that there was in force, when that lawyer gave the advice referred to in this paragraph, a policy of insurance covering claims in respect of any loss which may arise in consequence of the advice, as required by section 203 of the Employment Rights Act 1996 and section 147 of the Equality Act 2010, and also that, that lawyer is an independent adviser for the purposes of section 147 of the Equality Act 2010; and
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5.1.3    You shall provide the Company with a letter in the form set out in schedule 1 signed by the Adviser.
6.    COMPLIANCE WITH LEGISLATION
The conditions regulating compromise contracts, compromise agreements and Further Settlement Agreements (as applicable) under section 147(3) of the Equality Act 2010, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 14 of the Employment Relations Act 1999, regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 and section 58 of the Pensions Act 2008 are satisfied.
7.    WITHOUT PREJUDICE STATUS
Once executed by both parties this Further Settlement Agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked "without prejudice" and "subject to contract".
8.    THIRD PARTIES RIGHTS
The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Further Settlement Agreement in relation to the Company or any Group Company or any Connected Person. No person other than the parties to this Further Settlement Agreement and any Group Company or Connected Person shall have any rights under it and it will not be enforceable by any person other than those parties.
9.    ENTIRE AGREEMENT
9.1    The terms of the Original Settlement Agreement and this Further Settlement Agreement constitute the entire agreement between the parties in respect of the termination of your employment and supersede any previous agreement between them linked to the termination of your employment. The parties acknowledge that they are not entering into this Further Settlement Agreement in reliance upon any representation, warranty or undertaking which is not contained or referred to in the Original Settlement Agreement or this Further Settlement Agreement. The terms of this Further Settlement Agreement do not replace or supersede any provision of your contract of employment that remains in force after the Leaving Date or the terms of the Original Settlement Agreement which remain in full force and effect, except where otherwise stated in this Further Settlement Agreement.
9.2    No variation of this Further Settlement Agreement shall be binding on either party unless and to the extent that the same is recorded in a written document executed by the parties. No waiver by the Company or any Group Company of any term, provision or condition of this Further Settlement Agreement or of any breach by You of any such term, provision or condition shall be effective unless it is in writing (excluding e-mail) and signed by the Company. No failure to exercise nor any delay in exercising any right or remedy hereunder by the Company or any Group Company shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy by the Company or any Group Company prevent any further or other exercise thereof or the exercise of any other right or remedy.
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10.    SEVERABILITY
If any provision or part of a provision of this Further Settlement Agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this Further Settlement Agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.
11.    COUNTERPARTS
This Further Settlement Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Further Settlement Agreement by executing a counterpart and this Further Settlement Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart or a signature page by facsimile or scanned via email shall take effect as delivery of an executed counterpart of this Further Settlement Agreement following which the relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.
12.    ELECTRONIC SIGNATURE
This Further Settlement Agreement may be executed by electronic signature (whatever form the electronic signature takes as agreed between the parties) and the parties agree that this method of signature is as conclusive of their intention to be bound by this Further Settlement Agreement as if signed by each party's manuscript signature.
13.    GOVERNING LAW AND JURISDICTION
13.1    This Further Settlement Agreement shall be governed by and construed in accordance with the law of England and Wales.
13.2    Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Further Settlement Agreement.
IN WITNESS whereof this Further Settlement Agreement has been executed as a deed and delivered on the date first above written.

Signed and Delivered as a deed by	)
JOHN FOTHERINGHAM	)
in the presence of:	)

Witness Signature:

Witness name:

Witness address:

Witness occupation:

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Signed and Delivered by	)
______________ for and	)
on behalf of CELANESE CORPORATION	)
in the presence of:	)

Witness Signature:

Witness name:

Witness address:

Witness occupation:

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SCHEDULE 1
Letter from Adviser
[To be typed on the headed notepaper of [the law firm acting for the Executive]]
______ 202_
Dear Sirs
Re: [insert name of employer] (the "Company") and [insert name of employee] (the "Executive")
We refer to the agreement between the Company and the Executive, our client, dated ______ 202_, a copy of which is attached (the "Further Settlement Agreement") and confirm that:
1.    [name of adviser] has given the Executive independent [legal] advice as to the terms and effect of the Further Settlement Agreement and, in particular, (i) its effect on their ability to pursue their rights before an employment tribunal or court;
2.    [name of adviser] is [a solicitor of the Senior Courts of England and Wales and holds (and held at the time the advice was given) a current practising certificate issued by The Solicitors Regulation Authority];
3.    [firm] holds, and held at the time the advice was given, a current policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice; and
4.    neither [firm] nor [name of adviser] acted for the Company or any Group Company in relation to the termination of the Executive's employment with the Company or the Further Settlement Agreement and we consider [name of adviser] to be an independent adviser for the purposes of section 147 of the Equality Act 2010.
Yours faithfully

[Name of adviser]
for and on behalf of
[firm]
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